Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Reports Fourth Quarter 2012 Results
and Provides Outlook for 2013

HIGHLIGHTS

•	Fourth quarter net sales increased 10.6% due to improved volume/mix, the acquisition of Naturally Fresh and pricing
•	Volume/mix added 8.7% to North American Retail Grocery segment sales in the fourth quarter
•	Fourth quarter adjusted EBITDA was 12.7% higher than prior year
•	Company expects 2013 adjusted earnings per share growth of 8% to 11% to $3.00 to $3.10

Oak Brook, IL, February 21, 2013 -- TreeHouse Foods, Inc. (NYSE: THS) today reported fourth quarter earnings of $0.68 per fully diluted share compared to $0.81 per fully diluted share reported for the fourth quarter of last year.  The Company reported adjusted earnings per share for the fourth quarter of $0.86 compared to $0.85 in the prior year, excluding an unusual item described below.

The Company’s 2012 fourth quarter results included one unusual item that affected the year-over-year quarterly comparison, an $0.18 per share expense for restructuring charges.  These charges are due to the previously announced restructuring of the Company’s soup operations and the Seaforth, Ontario, Canada salad dressing plant closure.

ITEMS AFFECTING DILUTED EPS COMPARABILITY:

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2012	2011	2012	2011
	(unaudited)		(unaudited)

Diluted EPS as reported	$0.68	$0.81	$2.38	$2.56
Restructuring/facility consolidation costs	0.18	0.01	0.31	0.15
Acquisition and integration costs	-	0.01	0.07	0.03
Mark-to-market adjustments	-	0.01	0.02	(0.02)
Foreign currency loss on translation of cash and notes	-	0.01	0.01	-

Adjusted EPS	$0.86	$0.85	$2.79	$2.72

 “We had a solid finish to the year and are encouraged by the fourth quarter revenue growth across nearly all of our categories.  Despite continued sluggish performance in the U.S. grocery industry, we are very pleased with the 8.7% growth in volume/mix in our North American Retail Grocery segment,” said Sam K. Reed, Chairman, President and Chief Executive Officer.  “Last year’s challenges in the retail grocery landscape and the input cost environment finally appear to be moderating, and we are carrying forward the momentum that we gained at the end of the year.”

Adjusted operating earnings before interest, taxes, depreciation, amortization, non-cash stock based compensation, and unusual items, or Adjusted EBITDA (reconciliation to net income, the most directly comparable GAAP measure, appears on the attached schedule), was $93.4 million in the fourth quarter, a 12.7% increase compared to the prior year.  Adjusted EBITDA was higher primarily due to adding back higher depreciation and amortization.

Net sales for the fourth quarter totaled $592.8 million compared to $535.8 million last year, an increase of 10.6% primarily due to a 4.7% increase in volume/mix as well as additional sales from the acquisition of Naturally Fresh.  Sales for the North American Retail Grocery segment increased 12.9%, sales for the Food Away From Home segment increased 13.9%, while the Industrial and Export segment sales decreased 3.6% compared to last year.

Selling, distribution, general and administrative expenses were $61.8 million for the quarter, an increase of 23.2% from $50.2 million in the fourth quarter of 2011.  The increase was due primarily to significantly lower compensation costs in the fourth quarter of 2011 when bonus accruals were reversed, as well as the addition of Naturally Fresh in 2012.

Income tax expense decreased in the quarter to $10.8 million due to lower pretax income and a lower effective tax rate.  The Company’s fourth quarter effective income tax rate of 30.0% was below the 2011 fourth quarter rate of 31.4% due to the impact of the repayment of certain intercompany debt, a decrease in the Canadian statutory tax rate and a decrease in state tax expense.

Net income for the quarter totaled $25.2 million compared to $29.9 million last year.  Fully diluted earnings per share from continuing operations for the quarter were $0.68 per share compared to $0.81 per share last year.  Excluding unusual items, adjusted earnings per share from continuing operations for the fourth quarter of 2012 was $0.86 compared to the 2011 fourth quarter adjusted earnings per share of $0.85.

SEGMENT RESULTS

The Company has three reportable segments:

1.
North American Retail Grocery – This segment sells branded and private label products to customers within the United States and Canada.  These products include non-dairy powdered creamers; condensed and ready to serve soups, broths and gravies; refrigerated and shelf-stable salad dressings and sauces; pickles and related products; Mexican sauces; jams and pie fillings; aseptic products; liquid non-dairy creamer; powdered drinks and single serve hot beverages; hot cereals; macaroni and cheese; and skillet dinners.

2.
Food Away From Home – This segment sells non-dairy powdered creamers, pickles and related products, Mexican sauces, refrigerated dressings, aseptic products; and hot cereals, powdered drinks and single serve hot beverages to foodservice customers, including restaurant chains and food distribution companies, within the United States and Canada.

3.
Industrial and Export – This segment includes the Company’s co-pack business and non-dairy powdered creamer sales to industrial customers for use in industrial applications, including products for repackaging in portion control packages and for use as ingredients by other food manufacturers; pickles and related products; Mexican sauces; infant feeding products, refrigerated dressings and single serve hot beverages.  Export sales are primarily to industrial customers outside of North America.

The direct operating income for the Company’s segments is determined by deducting manufacturing costs from net sales and deducting direct operating costs, such as freight to customers, commissions, as well as direct selling and marketing expenses.  General sales and administrative expenses, including restructuring charges, are not allocated to the business segments as these costs are managed at the corporate level.

North American Retail Grocery net sales for the fourth quarter increased by 12.9% to $431.7 million from $382.3 million during the same quarter last year, primarily due to a strong 8.7% increase in volume/mix, a 2.4% increase related to the Naturally Fresh acquisition, and a 1.4% increase in pricing.  The Company posted volume gains in categories such as dressings, pickles, hot cereals and Mexican sauces that were partially offset by declines in dry dinners and soup.  The soup decline was due primarily to the previously disclosed partial loss of a retail customer.  Single serve hot beverages posted a very good quarter.  Sales of non-filtered products such as hot chocolate and cappuccino nearly doubled versus last year, and the filtered coffee program is off to a very solid start. Direct operating income margin in the quarter decreased from 15.9% in 2011 to 15.6% in 2012 due to higher direct selling and marketing costs from the Naturally Fresh acquisition.

Food Away From Home segment net sales for the fourth quarter increased 13.9% to $85.4 million from $75.0 million during the same quarter last year, primarily due to a 3.7% increase in pricing and a 17.2% increase due to the Naturally Fresh acquisition, partially offset by a volume/mix decline of 7.4%.  Volume declines were primarily in the aseptic and pickle categories.  Direct operating income margin in the quarter decreased from 14.6% in 2011 to 13.0% in 2012 due to an unfavorable sales mix and higher operating and ingredient costs that were only partially offset by pricing.

Industrial and Export segment net sales for the fourth quarter decreased 3.6%, primarily driven by decreased volume/mix, which reflects the previously announced exit of a low margin co-pack soup business.  Direct operating income margin in the quarter increased from 14.2% last year to 19.1% in the current quarter due to favorable manufacturing results and the positive impact of exiting the soup co-pack business.

OUTLOOK FOR 2013

The operating environment in 2012 turned out to be significantly different than the Company’s expectations at the beginning of the year.  Initial expectations last year were for moderate growth and a benign input cost environment; however, consumer food purchases did not begin to rebound until very late in the year, and drought conditions caused another year of turbulent input costs.  Solid fourth quarter 2012 sales growth across most categories was encouraging, and the Company is starting to see a return to positive consumer purchases in retail food. Entering 2013, conditions again appear to be moderating; however, recent history suggests that expectations should be guarded.

For 2013, the Company expects to see relatively moderate volume growth across the majority of its categories, while single serve hot beverages, sauces and salad dressings are expected to continue to grow at a faster pace relative to the Company’s other categories.  The Company expects to see net sales increase in the range of 3.5% to 4.5%, which includes both the full year positive effect of the Naturally Fresh acquisition and the offsetting loss related to soup volume.  The Company expects that pricing will have only a minor effect on top line sales in 2013, and growth will be driven primarily by volume/mix.

The Company also believes that it will be able to improve gross margins by up to 100 basis points through a combination of positive sales mix and internal efficiencies, resulting from recent restructuring cost savings initiatives.  Operating expenses will increase due to reinstating the incentive compensation programs that had only a minor payout in 2012.  Selling, general and administrative expenses are expected to be in the range of 13.0% to 13.5% of net sales.  Net interest expense is expected to be in the range of $49-$50 million.  And finally, the Company’s tax rate for 2013 is expected to increase to between 31% and 32% primarily due to improved U.S. sourced income.  For the full year 2013, TreeHouse expects its adjusted earnings per fully diluted share to increase by a range of 8% to 11%, to $3.00 to $3.10 per share.

Commenting on the outlook for 2013, Mr. Reed said, “Although we delivered results below expectations in 2012, we finished the year with positive momentum and an improved focus on our day to day operating activities.  As we enter 2013, we believe we are better prepared despite challenges related to the economy, changing consumer shopping patterns, or the weather.  We are maintaining our internal focus on lowering our cost to serve, but also escalating our efforts to find product adjacencies that will help drive incremental organic growth.  Our new coffee program is a prime example of how we can turn our internal expertise into new avenues of growth.”

“Externally, our deal team remains intently focused on assessing opportunities that meet our acquisition criteria.  We believe the M&A market is beginning to thaw, and we expect interest rates to remain at very attractive levels throughout 2013.  We believe that market conditions are strengthening, and we expect to be very active this year in evaluating prospects. As one of the few pure play private label companies in our industry, we believe we are well positioned to take advantage of acquisition opportunities in 2013,” concluded Mr. Reed.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The adjusted earnings per share data contained in this press release reflects adjustments to reported earnings per share data to eliminate the net expense or net gain related to items identified in the above chart.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management.  Because the Company cannot predict the timing and amount of charges associated with unusual items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates.  These costs are not recorded in any of the Company’s operating segments.  Adjusted EBITDA represents net income before interest expense, income tax expense, depreciation and amortization expense, non-cash stock based compensation expense, and unusual items.  Adjusted EBITDA is a performance measure and liquidity measure used by management, and the Company believes it is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance and ability to incur and service debt.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP.  These non-GAAP measures may be different from similar measures used by other companies.  A full reconciliation table between reported net income for the three and twelve month periods ended December 31, 2012 and 2011 calculated according to GAAP and Adjusted EBITDA is attached.  Given the inherent uncertainty regarding unusual items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s financial results will be held at 9:00 a.m. (Eastern Time) today and may be accessed by visiting the “Investor Overview” page through the “Investor Relations” menu of the Company’s website at http://www.treehousefoods.com.

ABOUT TREEHOUSE FOODS

TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice distribution channels.  Our products include non-dairy powdered creamers, private label canned soups, refrigerated and shelf stable salad dressings and sauces, powdered drink mixes and single serve hot beverages, hot cereals, macaroni and cheese, skillet dinners, Mexican sauces, jams and pie fillings, pickles and related products, aseptic sauces, and liquid non-dairy creamer.  TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States and the largest manufacturer of private label salad dressings, powdered drink mixes and instant hot cereals in the United States and Canada based on sales volume.

FORWARD LOOKING STATEMENTS

This press release contains “forward-looking statements.”  Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology.  These statements are only predictions.  The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements.  TreeHouse’s Form 10-K for the year ended December 31, 2011 and other filings with the SEC, discuss some of the factors that could contribute to these differences.  You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this presentation.  The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2012	2011	2012	2011
	(unaudited)		(unaudited)

Net sales	$592,781	$535,802	$2,182,125	$2,049,985
Cost of sales	473,603	418,403	1,728,215	1,576,688
Gross profit	119,178	117,399	453,910	473,297
Operating expenses:
Selling and distribution	36,081	35,591	136,779	142,341
General and administrative	25,736	14,596	102,973	101,817
Amortization expense	8,811	9,195	33,546	34,402
Other operating expense, net	(167)	731	3,785	6,462
Total operating expenses	70,461	60,113	277,083	285,022
Operating income	48,717	57,286	176,827	188,275
Other expense (income):
Interest expense	12,851	13,092	51,609	53,071
Interest income	(295)	-	(643)	(48)
Loss (gain) on foreign currency exchange	(285)	1,555	358	(3,510)
Other expense (income), net	399	(866)	1,294	(1,036)
Total other expense	12,670	13,781	52,618	48,477
Income before income taxes	36,047	43,505	124,209	139,798
Income taxes	10,823	13,641	35,846	45,391
Net income	$25,224	$29,864	$88,363	$94,407

Weighted average common shares:
Basic	36,276	36,001	36,155	35,805
Diluted	37,137	37,089	37,118	36,950

Net earnings per common share:
Basic	$0.70	$0.83	$2.44	$2.64
Diluted	$0.68	$0.81	$2.38	$2.56

Supplemental Information:
Depreciation and Amortization	$31,392	$21,338	$98,215	$83,018
Stock-based compensation expense, before tax	$3,712	$2,534	$12,824	$15,107

Segment Information:
North American Retail Grocery
Net Sales	$431,712	$382,299	$1,568,014	$1,456,213
Direct Operating Income	$67,235	$60,825	$244,736	$243,744
Direct Operating Income Percent	15.6%	15.9%	15.6%	16.7%

Food Away From Home
Net Sales	$85,416	$75,002	$338,357	$307,819
Direct Operating Income	$11,065	$10,944	$43,913	$44,808
Direct Operating Income Percent	13.0%	14.6%	13.0%	14.6%

Industrial and Export
Net Sales	$75,653	$78,501	$275,754	$285,953
Direct Operating Income	$14,442	$11,179	$44,663	$48,268
Direct Operating Income Percent	19.1%	14.2%	16.2%	16.9%

The following table reconciles the Company’s net income to adjusted EBITDA for the three and twelve months ended December 31, 2012 and 2011:

TREEHOUSE FOODS, INC.
RECONCILIATION OF REPORTED EARNINGS TO ADJUSTED EBITDA
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2012	2011	2012	2011
	(unaudited)		(unaudited)

Net income as reported	$25,224	$29,864	$88,363	$94,407
Interest expense	12,851	13,092	51,609	53,071
Interest income	(295)	-	(643)	(48)
Income taxes	10,823	13,641	35,846	45,391
Depreciation and amortization	31,392	21,338	98,215	83,018
Stock-based compensation expense	3,712	2,534	12,824	15,107
Foreign currency loss on translation of cash and notes	-	291	853	17
Mark-to-market adjustments	120	894	1,092	(807)
Acquisition and integration costs	86	507	3,249	1,640
Restructuring/facility consolidation costs	9,468	679	16,048	8,246

Adjusted EBITDA	$93,381	$82,840	$307,456	$300,042

The following table presents the Company’s change in net sales by segment for the three and twelve months ended December 31, 2012 vs. 2011:

Three months ended December 31, 2012:

	North American	Food Away		Industrial
	Retail Grocery	From Home		and Export
	(unaudited)	(unaudited)		(unaudited)

Volume/mix	8.7%	(7.4	) %	(3.4	) %
Pricing	1.4	3.7		(0.2)
Acquisition	2.4	17.2		-
Foreign currency	0.4	0.4		-
Total change in net sales	12.9%	13.9%		(3.6	) %

Twelve months ended December 31, 2012:

	North American	Food Away		Industrial
	Retail Grocery	From Home		and Export
	(unaudited)	(unaudited)		(unaudited)

Volume/mix	2.3%	(4.3	) %	(5.7	) %
Pricing	3.6	3.9		1.9
Acquisition	2.0	10.4		0.2
Foreign currency	(0.2)	(0.1)		-
Total change in net sales	7.7%	9.9%		(3.6	) %